EXHIBIT 23.3
CONSENT OF WRIGHT & COMPANY, INC.

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-174552-01 and 333-193832) and Form S-8 (333-139787) of Gastar Exploration Inc. of information relating to Gastar Exploration, Inc.'s estimated proved reserves as set forth in the Annual Report on Form 10-K of Gastar Exploration Inc. for the fiscal year ended December 31, 2013, as well as in the notes to the financial statements included therein, of our report titled Evaluation of Oil and Gas Reserves, To the Interests of Gastar Exploration, Inc., In Certain Properties Located in Oklahoma, Pennsylvania, Texas and West Virginia, Pursuant to the Requirements of the Securities and Exchange Commission, Effective January 1, 2014, Job 13.1559, dated January 17, 2014, and all references to our firm, in the context in which they appear.

Wright & Company, Inc.
TX. Reg. No. F-12302

By:     /s/ D. Randall Wright
D. Randall Wright, P.E.
President
Brentwood, Tennessee
March 13, 2014